Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

FOURTH QUARTER AND YEAR-END 2012 RESULTS

LINCOLN, Nebraska (February 12, 2013) — National Research Corporation (NASDAQ:NRCI) today announced results for the fourth quarter and year-end 2012

Fourth Quarter

●	Net new sales of $5.9 million
●	Revenue up 15% to $22.0 million
●	Net income up 18% to $3.7 million
●	Diluted earnings per share of $0.53, up 15%

Year-end 2012

●	Total contract value at $94.5 million
●	Revenue up 14% to $86.4 million
●	Net income up 30% to $15.1 million
●	Diluted earnings per share of $2.17, up 28%

Commenting on the fourth quarter and year-end results, Michael D. Hays, chief executive officer of National Research Corporation, said, “We clearly ended the year strong, which continues our positive performance trends of the past several years. With sales and client retention at record levels, combined with a robust new product pipeline, the prospects for 2013 are very bright.”

Revenue for the quarter ended December 31, 2012, was $22.0 million, compared to $19.1 million for the same quarter in 2011. Net income for the quarter ended December 31, 2012, was $3.7 million, or $0.54 per basic share and $0.53 per diluted share, compared to $3.1 million for the fourth quarter 2011, or $0.47 per basic share and $0.46 per diluted share.

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NRCI Announces Fourth Quarter and Year-End 2012 Results

February 12, 2013

Revenue for the year ended December 31, 2012, was $86.4 million, compared to $75.8 million for the same period in 2011, an increase of 14%. Net income for the year ended December 31, 2012, was $15.1 million or $2.22 per basic share and $2.17 per diluted share, compared to $11.6 million for the year ended December 31, 2011, or $1.73 per basic share and $1.69 per diluted share.

In closing, Kevin Karas, chief financial officer of National Research Corporation, said, “We are very pleased with the financial performance in both the fourth quarter and full year that has been achieved as a result of our current business model. In particular, we are very encouraged with our continued trend of double-digit organic revenue growth and the increase in operating margin in 2012.”

A listen-only simulcast of National Research Corporation’s 2012 fourth quarter and year-end conference call will be available online at www.earnings.com on February 13, 2013, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 31 years, National Research Corporation has been at the forefront of patient-centered care, helping healthcare providers measure and improve quality and services through analytics that offer a rich understanding of customers’ experiences, preferences, risks and behaviors across the healthcare continuum.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Fourth Quarter and Year-End 2012 Results

February 12, 2013

NATIONAL RESEARCH CORPORATION

Unaudited Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenue	$21,996	$19,111	$86,421	$75,767

Operating expenses:
Direct	9,128	7,178	35,461	28,667
Selling, general and administrative	6,001	5,648	23,542	23,300
Depreciation and amortization	1,093	1,275	4,699	5,065
Total operating expenses	16,222	14,101	63,702	57,032

Operating income	5,774	5,010	22,719	18,735

Other income (expense), net:
Interest income	12	5	32	13
Interest expense	(125)	(149)	(541)	(629)
Other, net	13	(14)	(3)	41

Total other expense, net	(100)	(158)	(512)	(575)

Income before income taxes	5,674	4,852	22,207	18,160
Provision for income taxes	1,971	1,720	7,139	6,596

Net income	$3,703	$3,132	$15,068	$11,564

Net income per share, basic	$0.54	$0.47	$2.22	$1.73
Net income per share, diluted	$0.53	$0.46	$2.17	$1.69

Weighted average shares outstanding:
Basic	6,838	6,691	6,775	6,672
Diluted	6,986	6,847	6,951	6,842

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NRCI Announces Fourth Quarter and Year-End 2012 Results

February 12, 2013

NATIONAL RESEARCH CORPORATION

Unaudited Consolidated Condensed Balance Sheets

(Dollars in thousands, except share amounts)

	Dec. 31,	Dec. 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$8,286	$8,082
Accounts receivable, net	12,119	11,187
Income taxes receivable	158	--
Other current assets	3,252	2,868
Total current assets	23,815	22,137

Net property and equipment	12,493	13,613
Goodwill	57,799	57,730
Other, net	5,939	7,196

Total Assets	$100,046	$100,676

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$2,658	$2,302
Deferred revenue	15,812	16,500
Accrued compensation	4,392	3,591
Income taxes payable	--	145
Notes payable	12,436	1,861
Total current liabilities	35,298	24,399

Non-current liabilities	8,006	20,723

Total Liabilities	43,304	45,122

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; issued 8,376,592 in 2012 and 8,117,849 in 2011; outstanding 6,874,992 in 2012 and 6,724,280 in 2011	8	8
Additional paid-in capital	39,514	31,080
Retained earnings	44,700	46,995
Accumulated other comprehensive income	1,124	907
Treasury stock	(28,604)	(23,346)
Total shareholders’ equity	56,742	55,554
Total liabilities and shareholders’ equity	$100,046	$100,676

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